EXHIBIT (k)

                                  Legal Opinion

                                            [Ameritas Life Insurance Corp. Logo]



April 20, 2010



Ameritas Life Insurance Corp.
5900 "O" Street
P.O. Box 81889 Lincoln, Nebraska 68501

Gentlemen:

With reference to the Post-Effective Amendment No. 2 to Registration Statement 333-151913 on Form N-6, filed by Ameritas Life Insurance Corp. and Ameritas Variable Separate Account V with the Securities and Exchange Commission, covering Excel Performance VUL flexible premium life insurance policies, I have examined such documents and such laws as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

     1. Ameritas Life Insurance Corp. is duly organized and validly existing under the laws of the State of Nebraska and has been duly authorized to issue variable life policies by the Insurance Department of the State of Nebraska.

     2. Ameritas Variable Separate Account V is a duly authorized and existing separate account established pursuant to the provisions of Section 44-402.01 of the Statutes of the State of Nebraska.

     3. The flexible premium variable universal life policies, when issued as contemplated by said Amendment to the Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of Ameritas Life Insurance Corp.

I hereby consent to the filing of this opinion as an exhibit to said Amendment to the Form N-6 Registration Statement.


Sincerely,

/s/ Robert G. Lange

Robert G. Lange
Vice President, General Counsel & Assistant Secretary